EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:    Adam Kiefaber
513-979-5735 (office)
adam.kiefaber@bankatfirst.com

First Financial converts to an Ohio state chartered bank

Cincinnati, Ohio - Jan. 3, 2017 - First Financial Bancorp. today announced that effective as of the close of business on December 30, 2016, its subsidiary, First Financial Bank, National Association, converted from a national association to an Ohio state chartered bank and changed its name to First Financial Bank.

First Financial Bank is now a member bank of the Federal Reserve System through the Federal Reserve Bank of Cleveland. The conversion is not expected to affect the Bank’s clients in any way, and they continue to receive the same protection on deposits through the FDIC.

Claude Davis, the Company’s Chief Executive Officer, stated, “The charter conversion is a strategic move for the long-term benefit of our shareholders, clients and associates. The charter conversion will not impact any of the products and services we provide to our clients and we will continue to deliver the highest level of service they have come to expect from us every day.”

Additional information about First Financial can be found by visiting bankatfirst.com.

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About First Financial Bancorp
First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of September 30, 2016, the Company had $8.4 billion in assets, $5.8 billion in loans, $6.3 billion in deposits and $861.1 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its four lines of business: Commercial and Private Banking, Retail Banking, Investment Commercial Real Estate and Commercial Finance. These business units provide traditional banking services to business and retail clients. Commercial and Private Banking includes First Financial Wealth Management, which provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of September 30, 2016. The Company’s primary operating markets are located in Ohio, Indiana and Kentucky where it operates 101 banking centers, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.